Exhibit 99.2

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

CEVA, INC.

Third Quarter 2023 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

November 8, 2023

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to CEVA’s third quarter 2023 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding the benefits and future financial impacts of the divestment of the Intrinsix business and related refocusing our core strengths of IP development and licensing, market trends and dynamics, our market position, strategy and growth drivers, including with respect to Wi-Fi 7, demand for and benefits of our technologies, plans with respect to CEVA’s share repurchase program, and expectations and financial guidance regarding future performance. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

In addition, following the divestment of the Intrinsix business to Cadence, financial results from Intrinsix were transitioned to discontinued operations beginning in the third quarter of 2023, and all prior period financial results have been recast accordingly. We will also be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-dsp.com.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter and provide some insight into our ongoing business. Amir;

Thank you, Richard. Welcome everyone and thank you for joining us today.

Before I begin, I would like to address the situation in Israel following the horrifying attacks that took place a month ago. This has been an extremely difficult and heartbreaking time for all of us, and I would like to thank the many of you who have reached out to us for your support. Our priority at this time has been for the safety and wellbeing of our employees and their families, and we are doing everything we can to ensure we provide them with the support they need. In the midst of these adversities, our operations in Israel remain largely unaffected and we continue to drive our business and support our customers globally. I want to thank our employees in Israel and abroad for all of their efforts during this difficult time.

Turning our attention to the business, since being appointed CEO of CEVA at the beginning of the year, I have emphasized our need to focus our efforts on our key IP pillars, where we have built strong leadership with differentiated offerings and that are best suited to drive scale and synergies across our technologies, globally. In the quarter, we took an important step in this strategy with our decision to strategically exit the US Aerospace & Defense (A&D) design services industry and divest the Intrinsix business.

When we acquired the Intrinsix business in 2021, our thesis was that it would help increase our presence in the U.S. Aerospace & Defense industry and expand our offerings to co-create IP-SoC designs leveraging the Intrinsix team. However, what became clear to me after joining is that the A&D industry doesn’t offer product volumes that align with the IP royalty business model, and while the Intrinsix team has a legacy in U.S. A&D design service capabilities, these were not applicable to our global customer base.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

The sale of Intrinsix to Cadence closed on October 2nd. For reference, in the first three quarters of 2023, Intrinsix contributed just shy of 10% of overall combined revenues, lower than our internal plan and with lower margins and lack of profitability compared to our core business. We expect the divestment of Intrinsix to be accretive for us from day one and return us to the 90’ish percent gross margins moving forward. Moreover, this divestment will allow us to drive stronger focus on our key strengths, namely wireless communications, edge AI and sensing software IP. Yaniv will elaborate on the financial impact of the divestment in his section shortly.

The proceeds from the sale will serve to help us invest in our future growth, reinforce our leadership position as the world’s #1 supplier of wireless communications IP, and pursue the compelling opportunity we see in edge AI for our DSP+NPU platforms and sensing software IPs. I want to emphasize also that we will continue to offer system design support to customers globally, that wish to customize our IPs for their projects as we still see strong demand for chip design expertise from our OEM customers, in particular. But we will not focus on a service only type business model.

Turning to our earnings, we delivered solid results, with recovery in our IP licensing business and, of note, our deal pipeline is the strongest it has been this year. In royalties, we are encouraged by the second sequential quarter of royalty growth, shipping in half a billion CEVA-powered devices. This robust level of CEVA-powered shipments is very encouraging. It’s an indicator as to the strength of our customer base in winning business and taking advantage of the consumer demand recovery during the quarter.

Moving on to our licensing and royalty business performance in the quarter. We signed 13 new licensing deals in the third quarter, with exceptional demand and contribution from our wireless communications IP portfolio, where our leadership position is unrivalled in the industry. Recently, we reached the important milestone of passing $100 million in licensing revenues for our Bluetooth portfolio since it became a mature product. We added another nine licensing agreements for our Bluetooth IP this quarter alone. Three of these customers also licensed our Wi-Fi IPs to develop wireless combo chips. One of them, licensed our new Wi-Fi 7 IP for Access Points, which carries a substantial ASP uplift over the current generation Wi-Fi 6 IP, both for licensing and royalties.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

Wi-Fi 7 poses a significant opportunity for us, with ABI Research forecasting end device shipments of Wi-Fi 7 chipsets to grow at a CAGR of 75% from 2023-2028, to more than 1.5 billion units annually. With close to 40 Wi-Fi 6 licensees to date, we are the de facto IP vendor for Wi-Fi in the industry. Each generation of Wi-Fi becomes even more complex for chip designers, and our ability to have leading-edge Wi-Fi IP available in the same timeframe as the Wi-Fi standard is ratified means that we can enable our customers to get to market rapidly, with lower risk and more cost effectively.

When you add in the fact that we can also provide the latest generation Bluetooth IP that is required in almost every use case today, not to mention our UWB and cellular IoT IPs, our value proposition around wireless communications is exceptional. There is only a handful of companies in the world today that have a leading-edge wireless portfolio as comprehensive as ours, and we are the only IP company amongst the leaders. We are investing to expand our leadership and ensure our customers always receive the best-in-class, latest standard IPs to integrate connectivity into their chip designs. We expect 2024 Wi-Fi licensing to be driven by Wi-Fi 7 demand, while Wi-Fi 6 royalties will experience meaningful growth in tandem. We will provide more color around our Wi-Fi 6 and Wi-Fi 7 status and opportunities on our upcoming investor day scheduled for December 6th in New York city.

The other two Wi-Fi combo deals signed in the quarter were for Wi-Fi 6 for smart edge devices. One was with a leading platform OEM in the electronics maker community whose devices are widely used in education and prototyping who is expanding his offering by integrating Wi-Fi 6 and Bluetooth, and the second deal was with a major designer and manufacturer of embedded systems.

Other notable deals concluded in the quarter included new agreements for our leading-edge Bluetooth IP with a global OEM leader in hearing care solutions and with a leading player for hearable and wearable intelligent chips, and a deal for our DSP targeting the high growth satellite communications market.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

Now, on to royalties. We reported the second highest volume of CEVA-powered device shipments for any quarter in the Company’s history, driven by a recovery in consumer demand. As is evident from the strength of our wireless communications licensing business in the past few years, wireless chips continue to lead the way in terms of device shipments, with Bluetooth chips in the quarter surpassing 300 million units, and cellular IoT shipments at an all-time high of more than 35 million units. An area of softness in the quarter was wireless infrastructure, where our main customers for 5G RAN reported weaker than anticipated 5G network builds. For our sensing and AI technologies, shipments of TVs, PCs and smart edge devices grew sequentially, including good traction for our audio technologies.

To conclude, our business performed solidly in the third quarter, and we are encouraged by the healthy licensing pipeline that we are building for this quarter and beyond. In royalties, the half a billion devices shipped in the quarter powered by our IP reflects the ability of our strong customer base to win business and take advantage of the consumer demand recovery. With the sale of Intrinsix, we have taken an important step which will allow us to fully focus on our core strengths of IP development and licensing, which is where we see the greatest opportunities for growth and value creation for our investors. In addition, reinforcing shareholder value, the board of directors decided to increase our existing 10b-18 repurchase program by additional 700,000 shares.

Finally, we recently established a corporate strategy function at CEVA and appointed Iri Trashanski as our Chief Strategy Officer. Iri is a results-driven semiconductor and technology executive and his experience and knowledge gained from more than 20 years in the semiconductor industry will be instrumental in defining our future strategy and help drive long-term growth.

I look forward to seeing many of you at our Investor Day in New York on December 6th, where we will plan to share our strategy and vision for CEVA and outline the growth drivers and opportunities in the years ahead.

Now, let me turn over the call to Yaniv who will review our third quarter financial results and provide fourth quarter and 2024 guidance.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

Yaniv

Thank you, Amir, and good day to all. Before I start reviewing the results of our operations for the third quarter of 2023, I want to explain that revenues, cost of goods and operating expenses for the third quarter do not include Intrinsix numbers, reflecting the Intrinsix business as a held for sale, discontinued operation, unless otherwise noted.

-         Revenue for the third quarter was $24.1 million, as compared to $30.0 million for the same quarter last year. The revenue breakdown is as follows:

-         Licensing and related revenue - reflecting 58% of total revenues - was $13.9 million, as compared to $18.7 million for the third quarter of 2022, but up 3% sequentially.

-         Royalty revenue - reflecting 42% of total revenues - was $10.1 million, as compared to $11.4 million for the same quarter last year. However, this is the second sequential increase from the first and second quarters of 2023. This supports the recovery we have seen in handset and general IoT product demand in the third quarter.

-         Quarterly gross margins on the CEVA standalone business without the discontinued operations came in at 90% on GAAP and 92% on non-GAAP basis, due to lower service-related expenses. Non-GAAP quarterly gross margin excluded: (a) equity-based compensation expenses of $0.2 million and (b) amortization of acquired intangibles $0.1 million.

-         Total GAAP operating expenses for the third quarter was $24.4 million, lower than our guidance, because of (a) exclusion of Intrinsix business costs, (b) actions taken by management to reduce costs, and (c) lower employee-related expenses.

-         Total non-GAAP operating expenses for the third quarter, excluding equity-based compensation expenses and amortization of intangibles, were $20.4 million, also below the lower-end of our guidance, due to the same reasons I just explained.

-         GAAP operating loss for the third quarter was $2.7 million, up from GAAP operating loss of $2.4 million in the same quarter a year ago. GAAP quarterly operating loss included: (a) equity-based compensation expenses of $4.0 million, (b) the impact of the amortization of acquired intangibles of $0.3 million and (c) $0.1 million of costs associated with deal costs.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

Non-GAAP operating income was $1.6 million, compared with operating income of $7.3 million for the same period a year ago.

-         GAAP and non-GAAP tax expense of $1.1 million was recorded, mainly associated with withholding tax deducted by our customers that could not be utilized and were expensed.

-         GAAP net loss from continuing operations was $2.7 million, and non-GAAP net income was $1.4 million.

-          GAAP net loss from discontinued operations of Intrinsix was $2.2 million, and non-GAAP net loss was $1.0 million.

-          Overall, GAAP net loss was $5.0 million and diluted loss per share was 21 cents for the third quarter of 2023, as compared to a loss of $22.3 million and diluted loss per share of 96 cents for the third quarter of 2022. Overall non-GAAP net income was $0.4 million and diluted earnings per share was 2 cents for the third quarter of 2023, as compared to net income of $4.7 million and diluted income per share of 20 cents for the third quarter of 2022.

With respect to other related data

Shipped units by CEVA licensees during the third quarter of 2023 were 500 million units, our second highest quarter shipment on record, up 35% sequentially compared to the second quarter of 2023 reported shipments of 370 million units, and up 40% year over year from 357 million units.

- Of the 500 million units reported, 79 million units, or 16%, were for handset baseband chips, similar shipment volumes to the second quarter.

- Our base station and IoT product shipments were 421 million units, up 45% sequentially from 291 million units in the second quarter of 2023 and up 51% year-over-year from 279 million units.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

- Bluetooth shipments were 313 million units in the quarter, as compared to 210 million units in the second quarter of 2023, as many of our customers experienced strong sales resulting from consumer demand recovery for devices such as TWS earbuds, smartwatches, and across consumer IoT in general.

- Wi-Fi shipments were 24 million units, as compared to 29 million units in the second quarter of 2023, and we are encouraged to see a number of our Wi-Fi 6 customers continue to ramp up their products targeting IoT and the smart home, where the transition to the Wi-Fi 6 standard is imminent.

- Cellular IoT shipments were a record 35 million units in the quarter, as compared to 21 million units in the second quarter. This increase reflects that this market is becoming mature, and the technology is making its way into more end products for consumer and industrial use cases.

- Other shipments under our base station & IoT umbrella totaled 49 million units in the quarter. This includes our sensor fusion, computer vision, AI, audio, 5G RAN and DSPs for non-cellular communications such as V2X or vehicle to everything, smart meters, satellites and drones.

As for the balance sheet items

-         At the end of the quarter our cash and cash equivalent balances, marketable securities and bank deposits were approximately $132 million. In the third quarter, we continued our buyback program by repurchasing approximately 135,000 shares for approximately $3.0 million. Yesterday, our board of directors authorized a new increase of 700,000 shares to the existing 10b-18 repurchase program. As of today, around 844,000 shares are available for repurchase, after giving effect to this expansion. We believe in our future business prospects and plan to take advantage of the program to increase shareholder value.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

-         Our DSO for the third quarter of 2023 was 31 days, below our norm and better than second quarter 47 days.

-         During the second quarter, we used $1.3 million cash from operating activities, on-going depreciation and amortization was $1.1 million, and purchase of fixed assets was $0.9 million.

-         At the end of the third quarter, our headcount was 476 people (including Intrinsix employees), of whom 391 were engineers, compared to 497 employees at the end of the second quarter.

Now, turning to our outlook

CEVA, post divesting its Intrinsix A&D service business, will be able to present GAAP and non-GAAP accretive financials for 2023, compared to its previous consolidated financials and excluding the on-going losses from its discontinued operations. Our gross margins will increase and get back to the 90’ish percent level, cost of revenue and OPEX will also decrease, respectively. Overall, we are active on measures to reduce overall headcount and expenses, and monitor them closely, in parallel to investing, enhancing, marketing and licensing our technologies.

Our licensing and related revenues business has shown improvement in the third quarter, and we see a promising pipeline ahead of us for wireless connectivity and sensing AI technologies.

In royalties, we anticipate consumer products and low-cost smartphones to maintain demand ahead of the upcoming holiday season and will continue to monitor the 5G base station RAN market for any improvements.

All in all, we expect fourth quarter overall revenue to be in the $23.3 million to $25.3 million.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

Looking ahead to next year, 2024 and considering the divestment of the Intrinsix design services business, we would use the basis of the fourth quarter guidance for modeling 2024, with potential revenue growth as the year progresses. Gross margins are forecasted to be at the 90’ish percent level, and overall non-GAAP OPEX and COGS together, meaning all annual expenses combined, is forecasted at this stage, to be flattish with 2023. Combining these, we expect operating leverage to improve over 2023. We’ll provide more detailed guidance for 2024 at our next earnings call.

Specifically for the fourth quarter

-         Gross margin is expected to be approximately 90% on GAAP basis, and 92% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles.

-         OPEX for the fourth quarter of 2023 is expected to be slightly higher compared to the third quarter of 2023, due to G&A year-end professional costs and employee related benefits, and in the range of $24.2 million to $25.2 million, including an expected $4.2 million of equity-based compensation expenses, and $0.3 million for amortization of acquired intangibles. Non-GAAP OPEX is also expected to be slightly higher than the third quarter due to the reasons I explained and in the range of $20.1 million – $21.1 million. I want to emphasize that overall expenses for CEVA post the divestment of Intrinsix are forecasted to continue and remain at a lower expense level as we also look closely at cost measures.

-         Net interest income is expected to be approximately $1.1 million.

-         Taxes for the fourth quarter are expected to be approximately $1.4 million derived mainly from withholding taxes of new deals signed and reported royalties for the quarter.

-         Share count for the fourth quarter of 2023 is expected to be 25.1 million shares.

CEVA, Inc. Q3 2023 Financial Results Conference Call - Prepared Remarks: November 8, 2023

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following conferences:

●	Wells Fargo 7th Annual TMT Summit taking place on November 29th in Rancho Palos Verdes, CA.
●	CEVA Investor Day 2023, taking place on December 6th in New York
●	Oppenheimer 4th Annual 5G Summit taking place virtually on December 11th.

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye